UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                       001-10287

                                                                    CUSIP NUMBER
                                                                       416172104

(Check One):               ___Form 10-K ___Form 20-F ___Form 11-K
                           X Form 10-Q ___ Form N-SAR

     For Period Ended: October 31, 1999

     [ ] Transition  Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report  on Form  11-K
     [ ] Transition  Report  on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:_______________________

Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

LIFSCHULTZ INDUSTRIES, INC.
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Full Name of Registrant

HART TECHNOLOGIES, INC.
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Former Name if Applicable

641 WEST 59TH STREET
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Address of Principal Executive Office (Street and Number)

NEW YORK, NEW YORK 10019
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City, State and Zip Code

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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)      The reasons  described in  reasonable  detail in Part
                           III of this  form  could  not be  eliminated  without
                           unreasonable effort or expense;
[X]               (b)      The subject of  annual  report,  semi-annual  report,
                           transition report on Form 10-K; Form 20-F, 11-K, Form
                           N-SAR, or portion thereof, will be filed on or before
                           the fifteenth  calendar  day following the prescribed
                           due  date;  or   the   subject  quarterly  report  of
                           transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                  (c)      The accountant's  statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

Due to unforeseen complications, additional time was necessary to complete the Registrant's quarterly financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Rob M. Alston                       (801)       521-3200
-------------                       ---------------------
(Name)                           (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)been filed? If answer is no, identify report(s).

                                 [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [x] Yes [ ] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           LIFSCHULTZ INDUSTRIES, INC.
----------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 1999                     By: /s/ Dennis Hunter
                                               ------------------
                                            Dennis R. Hunter, President

Attachment
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The Company's  total  consolidated  net revenues rose to $3,871,000 in the first quarter of fiscal 1999-2000 from $3,626,000 during the same period for fiscal 1998-1999. The company currently estimates its consolidated net earnings for the first quarter of fiscal 1999-2000 will decrease to $215,000 from $287,000 in fiscal 1998-1999.